Exhibit 99.1

FLAGSTONE RE REPORTS FOURTH QUARTER 2011 RESULTS

LUXEMBOURG, Grand Duchy of Luxembourg, February 21, 2012 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced fourth quarter 2011 basic book value per share of $11.21 and diluted book value per share of $10.90, down (9.7)% and (9.6)%, respectively, for the quarter (percentages inclusive of dividends).  Net loss attributable to Flagstone’s common shareholders for the quarter ended December 31, 2011, was $85.2 million, or $(1.21) per share, compared to a net income of $15.0 million, or $0.20 per share, for the quarter ended December 31, 2010.  Net loss attributable to Flagstone’s common shareholders for the year ended December 31, 2011, was $326.1 million, or $ (4.65) per diluted share, compared to a net income of $97.1 million, or $1.23 per share, for the year ended December 31, 2010. Net loss from continuing operations for the year ended December 31, 2011, was $301.7 million, or $(4.34) per share, compared to net income from continuing operations of $83.8 million, or $1.17 per diluted share, for the year ended December 31, 2010.

As previously announced on October 24, 2011, the Company announced a strategic business realignment to divest its ownership positions in its Lloyd’s and Island Heritage reporting segments in order to address changing business conditions, refocus its underwriting strategy on its property catastrophe reinsurance business and reduce its focus on operating segments that absorb capital and produce lower returns. Except as explicitly described as held for sale or as discontinued operations, and unless otherwise noted, all discussions and amounts presented herein relate only to our continuing operations. All prior years presented have been reclassified to conform to this new presentation.

The Company is a global reinsurance company. Our largest business is providing property catastrophe reinsurance coverage to a broad range of select insurance companies. These policies provide coverage for claims arising from major natural catastrophes, such as hurricanes and earthquakes, in excess of a specified loss. We also provide coverage for claims arising from other natural and man-made catastrophes such as winter storms, freezes, floods, fires and tornados. Our specialty lines cover such risks as aviation, energy, accident and health, satellite, marine, and workers’ compensation catastrophe.

Operating highlights for the periods ended December 31, 2011 and 2010 included the following:

	For the three months ended December 31,			For the years ended December 31,
	2011	2010	% Change	2011	2010	% Change
	(Expressed in millions of U.S. dollars, except percentages)

Net operating (loss) income (1)	$(69.0)	$(0.7)	NM (2)	$(279.0)	$25.6	NM (2)
Gross premiums written	$80.7	$83.2	(3.0)%	$789.7	$819.5	(3.6)%
Net premiums earned	$121.8	$155.5	(21.7)%	$571.5	$657.1	(13.0)%
Combined ratio	160.4%	104.5%	55.9%	153.6%	99.9%	53.7%
Total return on investments	0.4%	0.8%	(0.4)%	0.7%	4.2%	(3.5)%

(1)Net operating (loss) income, a non-GAAP financial measure, is defined as net (loss) income from continuing operations adjusted for net realized and unrealized gains (losses) - investments, net realized and unrealized gains (losses) - other and net foreign exchange losses (gains).  A reconciliation of this measure to net (loss) income from continuing operations is presented at the end of this release.

(2)NM - not meaningful.

The Company experienced positive rate movement at January 1 renewals with North American rates up approximately 10-15%. The international business was also positive with Europe up 5% and loss affected regions up even more significantly. This was beneficial for the portfolio as the Company continued to execute on its plan to reduce overall firm risk by cutting international exposure limits by 50%, North American exposure limits by 30% and overall gross premiums written by 30%.  In addition to the progress on rebalancing the portfolio, the Company is also making significant progress on the divestiture of its Lloyd’s and Island Heritage businesses with a short-list of qualified purchasers in discussions for them. As previously announced, the Company expects that these divestitures will lower our gross written premium by approximately $300 million per annum, with minimal impact on expected return on equity, as well as produce significant expense savings through reduced infrastructure and the consequent requirement for operational support.

“For the fourth quarter, Flagstone produced a loss ratio of 119.2% and a combined ratio of 160.4%” said David Brown, Flagstone’s Chief Executive Officer. “This resulted in a decrease in diluted book value of 8.7% for the fourth quarter.   The quarter was negatively impacted by upward revisions from catastrophes occurring in the first half of 2011 and by losses resulting from flooding in Thailand.”

Mr. Brown concluded “2011 was the worst year on record for industry losses resulting from international catastrophes, and as a global reinsurer with a historical focus on international business, our results reflected this unprecedented number of significant events. We have now put 2011 behind us and expect that our realigned underwriting focus and our steps to streamline our operating platform will allow us to return to producing quality underwriting results.  We continued to make progress on our strategic business realignment during the fourth quarter, and we look forward to providing updates as we make progress on the divestitures.  We also continue to work closely with our clients and brokers and we are pleased with our book of business at the January 1 renewal period.  We offer over $1 billion of underwriting capital, and our rating agency capital adequacy measures continue to be in excess of our normal operating buffer and expect them to increase further as a result of our divestitures, making us a key and valued trading partner for our clients.”

Results of Operations

As a result of the announced divestitures of Lloyd’s and Island Heritage, the Company regularly reviews its financial results and assesses performance on the basis of its single reportable segment.  All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

Underwriting results

Below is a summary of the underwriting results and ratios for the three months ended December 31, 2011 and 2010:

	For the three months ended December 31,
	2011	2010	$ Change	% Change

Property catastrophe reinsurance	$13,474	$20,430	$(6,956)	(34.0)%
Property reinsurance	38,564	31,667	6,897	21.8%
Short tail specialty and casualty reinsurance	28,694	31,060	(2,366)	(7.6)%
Gross premiums written	80,732	83,157	(2,425)	(2.9)%
Premiums ceded	(37,529)	(30,429)	(7,100)	23.3%
Net premiums written	43,203	52,728	(9,525)	(18.1)%
Net premiums earned	121,764	155,510	(33,746)	(21.7)%
Other related income	42	365	(323)	(88.5)%
Loss and loss adjustment expenses	(145,167)	(105,052)	(40,115)	38.2%
Acquisition costs	(20,022)	(31,738)	11,716	(36.9)%
General and administrative expenses	(30,213)	(25,732)	(4,481)	17.4%
Underwriting (loss)	$(73,596)	$(6,647)	$(66,949)	NM (1)

Loss ratio	119.2%	67.6%
Acquisition cost ratio	16.4%	20.4%
General and administrative expense ratio	24.8%	16.5%
Combined ratio	160.4%	104.5%

•	The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2011, as compared to the same period in 2010.

•	Premiums ceded were 46.5% of gross reinsurance premiums written compared to 36.6% for the same period in 2010.

•
The increase in the loss ratio compared to the fourth quarter of 2010 was primarily due to more significant losses from catastrophic events compared to the same period last year, including net incurred losses of $14.9 million on the Thailand floods and net adverse developments on earlier 2011 known events of $48.4 million.

•
Each quarter we revisit our loss estimates for previous loss events.  During the quarter ended December 31, 2011, based on updated estimates provided by clients and brokers, we have recorded net adverse developments for prior accident years of $11.5 million.

•
The increase in general and administrative expenses compared to the fourth quarter of 2010 was mainly attributable to goodwill impairment charges of $3.2 million related to our South Africa and India operations as well as a $1.1 million onerous lease charge.

Below is a summary of the underwriting results and ratios for the years ended December 31, 2011 and 2010:

	For the years ended December 31,
	2011	2010	$ Change	% Change

Property catastrophe reinsurance	$430,781	$474,501	$(43,720)	(9.2)%
Property reinsurance	177,485	175,830	1,655	0.9%
Short tail specialty and casualty reinsurance	181,431	169,203	12,228	7.2%
Gross premiums written	789,697	819,534	(29,837)	(3.6)%
Premiums ceded	(231,265)	(150,805)	(80,460)	53.4%
Net premiums written	558,432	668,729	(110,297)	(16.5)%
Net premiums earned	571,478	657,103	(85,625)	(13.0)%
Other related income	1,421	3,185	(1,764)	(55.4)%
Loss and loss adjustment expenses	(676,535)	(409,847)	(266,688)	65.1%
Acquisition costs	(115,325)	(112,014)	(3,311)	3.0%
General and administrative expenses	(85,817)	(134,496)	48,679	(36.2)%
Underwriting (loss) income	$(304,778)	$3,931	$(308,709)	NM (1)

Loss ratio	118.4%	62.4%
Acquisition cost ratio	20.2%	17.0%
General and administrative expense ratio	15.0%	20.5%
Combined ratio	153.6%	99.9%

(1)NM - not meaningful.

•
The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2011, as noted in the loss ratio discussion below, as compared to 2010, as well as an increase of $107.8 million in earned ceded premiums related to the purchase of additional reinsurance protection in 2011 to reduce our net exposure to catastrophic events and reinstatement premiums incurred on our ceded reinsurance due to the loss activity in 2011.

•	Premiums ceded were 29.3% of gross reinsurance premiums written compared to 18.4% for the same period in 2010.

•
The increase in loss ratio is primarily due to more significant losses from catastrophic events in the current period, including net incurred losses related to the Australian floods ($31.0 million), cyclone Yasi ($33.7 million), the Melbourne floods ($23.8 million), the New Zealand earthquake of February 2011 ($144.0 million), the Japan earthquake and tsunami ($108.5 million), the New Zealand earthquake of June 2011 ($20.5 million), the U.S. tornadoes ($43.3 million), hurricane Irene ($11.8 million), the Danish cloudburst ($19.1 million) and the Thailand floods ($14.9 million), as compared to the same period in 2010, which included losses related to the Chile earthquake ($64.0 million), the Deepwater Horizon oil rig ($27.5 million), the New Zealand earthquake of September 2010 ($74.2 million), the Queensland floods ($10.0 million) and a number of events impacting an Australia aggregate cover ($25.0 million). Losses are net of retrocession but excluding reinstatement premiums.

•
Each quarter we revisit our loss estimates for previous loss events.  During the year ended December 31, 2011, based on updated estimates provided by clients and brokers, we recorded net adverse developments for prior accident years of $23.6 million. During the year ended December 31, 2010, the net favorable developments for prior accident years were $10.9 million.

•
The decrease in general and administrative expenses is primarily the result of our focus, implemented during 2010, on lowering and rationalizing costs and expenses, including the disposal of corporate aircraft. General and administrative expenses for 2010 included charges of $12.9 million related to our decision to sell corporate aircraft ($11.6 million of asset impairment charges and $1.3 million loss on sale).  In addition, as a result of the net loss incurred in 2011, staff compensation accrual and performance based compensation expectations have been adjusted downward.

Discontinued Operations

(Loss) income from discontinued operations includes the financial results of our former reporting segments, Lloyd’s and Island Heritage. (Loss) income from discontinued operations for the three and twelve months ended December 31, 2011 is $(17.6) million and $(21.7) million, respectively, compared to $9.5 million and $4.6 million in the same periods in 2010. The decreases from 2010 are primarily related to our Lloyd’s operations in the form of underwriting losses resulting from more significant catastrophic events during 2011 compared to 2010, as well as impairment of deferred tax assets recorded in the fourth quarter of 2011, partially offset by an underwriting profit at Island Heritage.

In addition, as of December 31, 2011, we had liabilities of discontinued operations of $473.0 million. Although we account for the business comprising our former Lloyd’s and Island Heritage segments as discontinued operations, we will continue to own those businesses and be subject to the risks associated with them until the divestitures are complete.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and twelve months ended December 31, 2011, the total return on invested assets was 0.4% and 0.7%, respectively, compared to 0.8% and 4.2%, respectively for the three and twelve months ended December 31, 2010.

The change in the return on invested assets of (0.4)% during the three months ended December 31, 2011, compared to the same periods in 2010 is primarily due to lower return on equity and commodity markets and negative performance on our investment funds which was partially offset by better performance on our fixed maturities due to the impact of yield curves.

The change in the return on invested assets of (3.5)% during the twelve months ended December 31, 2011, compared to the same periods in 2010 is primarily due to a higher impact of widening credit spreads, lower portfolio duration during the year, and the negative performance on investment funds.

Net investment income

Net investment income for the three months ended December 31, 2011 was $6.6 million compared to $8.2 million for the same period in 2010, a decrease of $1.6 million. The decrease is principally due to lower invested assets in the current quarter.

Net investment income for the twelve months ended December 31, 2011, was $34.3 million compared to $30.6 million for the same period in 2010, an increase of $3.7 million. The increase is primarily due to the increase in yield caused by the change in asset allocation, which was partially offset by lower interest rates during the year.

Net realized and unrealized gains and losses – investments

Net realized and unrealized losses on the Company’s portfolio amounted to $4.0 million and $20.8 million for the three and twelve months ended December 31, 2011, respectively, compared to gains of $6.3 million and $42.9 million for the three and twelve months ended December 31, 2010, respectively. These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and investment portfolio derivatives, which includes global equities, global bonds, commodity futures, “to be announced” mortgage-backed securities and total return swaps.

The decrease in the net realized and unrealized (losses) gains on investments for the three months ended was primarily due to negative performance of equity and commodity markets along with net realized and unrealized losses on our investment funds which was partially offset by better performance on our fixed maturities due to the impact of yield curves.

The decrease in net realized and unrealized (losses) gains on investments for the twelve months ended December 31, 2011, was primarily due to a higher impact of widening credit spreads and lower portfolio duration, negative performance on investment funds and negative performance on equity and commodity markets during the year.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company’s policy is to hedge the majority of its currency exposure with derivative instruments such as currency swaps and foreign currency forward contracts. Net realized and unrealized gains - other amounted to $7.5 million and $2.5 million for the three and twelve months ended December 31, 2011, respectively, compared to $3.1 and $14.4 million, respectively, for the same periods in 2010.

The components of the $7.5 million and $2.5 million gains for the three and twelve months ended December 31, 2011, are as follows:

	Three months ended	Twelve months ended
	December 31, 2011	December 31, 2011
	(Expressed in thousands of U.S. dollars)

Currency swaps	$(582)	$(430)
Foreign currency forward contracts	8,085	2,683
Reinsurance derivatives	-	241
Net realized and unrealized gains - other	$7,503	$2,494

Interest expense

Interest expense was $2.8 million and $11.7 million for the three and twelve months ended December 31, 2011, respectively, compared to $2.6 million and $10.4 million for the three and twelve months ended December 31, 2010, respectively. Interest expense consists of interest due on outstanding debt securities and the amortization of debt offering expenses.  The increase in interest expense for the three and twelve months ended December 31, 2011, compared to the same period in 2010 was due to higher LIBOR rates during the year.

Flagstone shareholders’ equity

During the fourth quarter of 2011, the Company made no repurchases pursuant to its buyback program. As of December 31, 2011, authority to make up to $11.2 million of repurchases remained available under the buyback program.

At December 31, 2011, Flagstone’s shareholders’ equity was $0.8 billion and diluted book value per common share was $10.90.

Additional information

The Company will host a conference call on Wednesday, February 22, 2012, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the property, property catastrophe, and short-tail specialty and casualty insurance and reinsurance businesses. The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

Please refer to the unaudited December 31, 2011, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at December 31, 2011 and 2010
(Expressed in thousands of U.S. dollars, except share data)

	As at December 31,
	2011	2010

ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2011 - $1,135,755; 2010 - $1,409,353)	$1,138,435	$1,449,121
Short term investments, at fair value (Amortized cost: 2011 - $10,620 ; 2010 - $13,254)	10,616	13,251
Other investments	125,534	120,047
Total investments	1,274,585	1,582,419
Cash and cash equivalents	249,424	223,033
Restricted cash	17,538	19,326
Premium balances receivable	236,375	235,676
Unearned premiums ceded	30,550	45,927
Reinsurance recoverable	271,183	22,102
Accrued interest receivable	12,950	15,481
Receivable for investments sold	18	1,581
Deferred acquisition costs	38,155	39,924
Funds withheld	25,116	25,935
Goodwill	-	3,108
Other assets	160,950	173,332
Assets held for sale including discontinued operations	461,652	382,433
Total assets	$2,778,496	$2,770,277

LIABILITIES
Loss and loss adjustment expense reserves	$897,368	$583,267
Unearned premiums	215,316	246,256
Insurance and reinsurance balances payable	75,433	63,008
Payable for investments purchased	6,255	2,924
Long term debt	250,575	251,122
Other liabilities	54,059	73,282
Liabilities of discontinued operations	472,957	353,823
Total liabilities	1,971,963	1,573,682

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued (2011 - 84,464,259; 2010 - 84,474,758) and outstanding (2011 - 70,167,142; 2010 - 68,585,588)	845	845
Common shares held in treasury, at cost (2011 - 14,297,117; 2010 - 15,889,170)	(160,448)	(178,718)
Additional paid-in capital	872,819	904,235
Accumulated other comprehensive loss	(12,584)	(6,178)
Retained earnings	88,416	414,549
Total Flagstone shareholders’ equity	789,048	1,134,733
Noncontrolling interest in subsidiaries	17,485	61,862
Total equity	806,533	1,196,595
Total liabilities and equity	$2,778,496	$2,770,277

Unaudited Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income
For the three and twelve months ended December 31, 2011 and 2010
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
REVENUES
Gross premiums written	$80,732	$83,157	$789,697	$819,534
Premiums ceded	(37,529)	(30,429)	(231,265)	(150,805)
Net premiums written	43,203	52,728	558,432	668,729
Change in net unearned premiums	78,561	102,782	13,046	(11,626)
Net premiums earned	121,764	155,510	571,478	657,103
Net investment income	6,647	8,230	34,312	30,617
Net realized and unrealized (losses) gains - investments	(4,044)	6,349	(20,770)	42,887
Net realized and unrealized gains - other	7,503	3,072	2,494	14,441
Other income	1,372	917	5,434	7,944
Total revenues	133,242	174,078	592,948	752,992

EXPENSES
Loss and loss adjustment expenses	145,167	105,052	676,535	409,847
Acquisition costs	20,022	31,738	115,325	112,014
General and administrative expenses	30,213	25,732	85,817	134,496
Interest expense	2,789	2,604	11,668	10,352
Net foreign exchange losses (gains)	1,414	(353)	4,481	(902)
Total expenses	199,605	164,773	893,826	665,807
(Loss) income of continuing before income taxes and interest in earnings of equity investments	(66,363)	9,305	(300,878)	87,185
(Provision) recovery for income tax	(354)	131	51	(2,102)
Interest in earnings of equity investments	(216)	(334)	(922)	(1,240)
(Loss) income from continuing operations	(66,933)	9,102	(301,749)	83,843
(Loss) income from discontinued operations, net of taxes	(17,630)	9,474	(21,662)	4,571
Net (loss) income	(84,563)	18,576	(323,411)	88,414
Less: (Income) loss attributable to noncontrolling interest	(595)	(3,526)	(2,722)	8,670
NET (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(85,158)	$15,050	$(326,133)	$97,084

Net (loss) income	$(84,563)	$18,576	$(323,411)	$88,414
Change in currency translation adjustment	(1,915)	136	(6,842)	607
Change in defined benefit pension plan obligation	532	5	436	191
Comprehensive (loss) income	(85,946)	18,717	(329,817)	89,212
Less: Comprehensive (income) loss attributable to noncontrolling interest	(595)	(3,526)	(2,722)	8,670
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(86,541)	$15,191	$(332,539)	$97,882

Weighted average common shares outstanding—Basic	70,391,286	75,050,491	70,129,756	78,656,688
Weighted average common shares outstanding—Diluted	70,391,286	75,249,804	70,129,756	78,880,590
Net (loss) income from continuing operations per common share—Basic	$(0.96)	$(0.01)	$(4.34)	$1.17
Net (loss) income from discontinued operations per common share—Basic	$(0.25)	$0.21	$(0.31)	$0.06
Net (loss) income attributable to Flagstone per common share—Basic	$(1.21)	$0.20	$(4.65)	$1.23
Net (loss) income from continuing operations per common share—Diluted	$(0.96)	$(0.01)	$(4.34)	$1.17
Net (loss) income from discontinued operations per common share—Diluted	$(0.25)	$0.21	$(0.31)	$0.06
Net (loss) income attributable to Flagstone per common share—Diluted	$(1.21)	$0.20	$(4.65)	$1.23
Distributions declared per common share (1)	$0.04	$0.04	$0.16	$0.16

(1) Distributions declared per common share are in the form of a non-dividend return of capital. Prior to the Company’s redomestication to Luxembourg on May 17, 2010, such distributions were in the form of dividends.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. Federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Our results for the year ended December 31, 2011 reported in this press release are not final and the audit with respect thereto has not been completed. The reported results may change upon completion of the audit by our independent accountants and such changes may be material. In addition, important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: the ongoing impact on our business of our net loss in 2011 and our inability to return to profitability in a timely manner, if at all; the failure to reach an agreement on and consummate the divestitures described above on acceptable terms or at all, and the timing of any divestiture; the amount of costs, fees, expenses and charges related to the divestitures and realignment initiatives described above; the possibility that the benefits anticipated from the divestitures and realignment initiatives described above will not be fully realized in the timeframe anticipated, if at all; the failure to successfully implement the Company’s business strategy despite the completion of the divestitures and realignment initiatives described above; the size and timing of any charges associated with the initiatives described above; cancellation of our reinsurance contracts by cedents; market conditions affecting our common share price; the possibility that pricing changes in our industry may make it difficult or impossible for us to effectively compete or produce attractive returns; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved and the premium environment; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the impact of the agencies’ ongoing review of our financial strength ratings and the consequences to our business of this review and sustained negative outlook or any downgrade; our ability to raise capital on favorable terms or at all; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our need for financial flexibility to maintain our current level of business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply and premium dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; the investment environment; declining demand due to increased retentions by cedents and other factors; our ability to continue to implement our expense reduction initiatives to the extent and in the timeframe anticipated; the impact of Eurozone instability and terrorist activities on the economy; and rating agency policies and practices, particularly related to the duration a company may remain on negative outlook without further ratings action.

On December 19, 2011, Moody’s Investor Services confirmed the ratings and removed the ratings from under review. On March 31, 2011, Fitch Ratings re-affirmed the A- insurer financial strength of Flagstone Suisse and revised its outlook to negative. On April 12, 2011, A.M. Best Co. re-affirmed the A- financial strength rating of Flagstone Suisse and revised its outlook to negative. On October 24, 2011, A.M. Best Co. commented that the Company’s financial strength rating of A- (Excellent) is unchanged following the restructuring announcement and also noted that the outlook for the Company’s financial strength rating remains negative. Currently, the majority of Flagstone Suisse reinsurance contracts permit cancellation if our financial strength rating is downgraded below A- by A.M. Best Co.  Resolution of the negative outlook is dependent on our ability to generate a reasonable and sustainable level of profitability, reduce our dependence on retrocessional support, bring our risk appetite in line with our available capital, continuation of our expense reduction initiatives and, most importantly, improving our overall financial flexibility.  We are working to successfully address each of these items.  A downgrade or sustained negative outlook by any rating organization could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings, as well as resulting in negative consequences for our results of operations, cash flows, competitive position and business prospects.  Although we regularly provide financial and other information to rating agencies to both maintain and enhance existing financial strength ratings, we cannot assure that our financial strength ratings will not remain on negative outlook or be downgraded in the future by any of these agencies.

We seek to maintain a prudent amount of capital for our business and maintain our overall financial flexibility. When assessing our financial position and potential capital needs, we consider, among other things, the low investment returns environment, our recent and potential net exposure to losses associated with catastrophic events, the amount of and changes in our reserves, underwriting opportunities and market conditions. We may decide to raise additional capital in the future to continue and/or invest in our existing businesses or write new business, although any such decision will be dependent on then-existing market and other conditions.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. Federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic book value per common share”, “diluted book value per common share” and “operating income”, which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSUs”) and restricted share units (“RSUs”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.  A warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at December 31, 2011 and December 31, 2010.

Operating income is defined as net income (loss) from continuing operations adjusted for net realized and unrealized (losses) gains – investments, net realized and unrealized (losses) gains – other, net foreign exchange (gains) losses, and non-recurring items.

While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. Basic book value per common share does not reflect the number of common shares that may be issued upon vesting or exercise of dilutive securities. On the other hand, by giving effect to dilutive securities, diluted book value per common share takes into account common share equivalents and not just the number of common shares actually outstanding. These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles, are not reported by all of our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. In light of these limitations, we use these non-GAAP financial measures only as supplements to GAAP financial measures and provide a reconciliation of the non-GAAP financial measures to their most comparable GAAP financial measures.

Book Value Per Common Share (unaudited)
As at December 31, 2011 and 2010
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at December 31,
	2011	2010

Flagstone shareholders’ equity	$789,048	$1,134,733
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders’ equity	$789,048	$1,134,733

Cumulative distributions paid per outstanding common share (3)	$0.72	$0.56

Common shares outstanding - end of period	70,167,142	68,585,588
Vested RSUs	233,709	262,013
Total common shares outstanding - end of period	70,400,851	68,847,601

Potential shares to be issued:
PSUs expected to vest	1,676,125	3,998,558
RSUs outstanding	290,470	315,200
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	72,367,446	73,161,359

Basic book value per common share	$11.21	$16.48

Diluted book value per common share	$10.90	$15.51

Basic book value per common share plus accumulated distributions	$11.93	$17.04

Diluted book value per common share plus accumulated distributions	$11.62	$16.07

Distributions per common share paid during the period (3)	$0.16	$0.16

(1)No proceeds due when exercised
(2)Below strike price
(3)Distributions paid per common share are in the form of a non-dividend return of capital.  Prior to the Redomestication, such distributions were in the form of dividends.

Net Operating (Loss) Income (unaudited)
For the three and twelve months ended December 31, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)
	Three months ended December 31,		Years ended December 31,
	2011	2010	2011	2010

Net (loss) income from continuing operations	$(66,933)	$9,102	$(301,749)	$83,843

Adjustments for:
Net realized and unrealized losses (gains) - investments	4,044	(6,349)	20,770	(42,887)
Net realized and unrealized gains - other	(7,503)	(3,072)	(2,494)	(14,441)
Net foreign exchange losses (gains)	1,414	(353)	4,481	(902)

Net operating (loss) income	$(68,978)	$(672)	$(278,992)	$25,613

Average Flagstone shareholders’ equity	$833,023	$1,179,393	$961,890	$1,172,876

Annualized net operating return on average Flagstone shareholders’ equity	(33.1)%	(0.2)%	(29.0)%	2.2%